As filed with the Securities and Exchange Commission on June 8, 2020

Registration No. 333-237714

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lantern Pharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-3973463
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Lantern Pharma Inc.
1920 McKinney Avenue, 7th Floor
Dallas, Texas 75201
(972) 277-1136
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Panna Sharma
President and Chief Executive Officer
1920 McKinney Avenue
Dallas, Texas 75201
(628) 777-3339
(Name, address, including zip code, and telephone number,
Including area code, of agent for service)

Copies to:

Scott E. Bartel, Esq.	Brad L. Shiffman, Esq.
Daniel B. Eng, Esq.	Blank Rome LLP
Lewis Brisbois Bisgaard & Smith LLP	1271 Avenue of the Americas
633 West 5th Avenue, Suite 4000	New York, NY 10020
Los Angeles, CA 90071	(212) 885-5442
(213) 358-6174

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share(3)	$30,556,650	$3,966.26	*

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase, if any.

(3)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that may be issued and resold pursuant Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

*	Registration fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333-237714) of Lantern Pharma Inc. (“Registration Statement”) is being filed solely for the purpose of filing Exhibits 5.1, 10.3 and 23.2 (included in Exhibit 5.1) as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement will be as follows. With the exception of the filing fees for the Securities Exchange Commission and the FINRA filing fee, all amounts are estimates.

SEC registration fee	$3,731.75
FINRA filing fee	4,963.00
NASDAQ Capital Market listing fee	50,000.00
Legal fees and expenses	315,000.00
Accounting fees and expenses	187,000.00
Transfer Agent and registrar fees	5,000.00
Non-Accountable expense	250,080.00
Miscellaneous expenses	302,599.25
Total	$1,118,374.00

Item 14. Indemnification of Directors and Officers

The Company’s certificate of incorporation and by-laws provides that the Company’s directors and officers will be indemnified by us to the fullest extent permitted by the Delaware law against all expenses incurred in connection with their service for or on behalf of the Company.

In addition, the Company’s certificate of incorporation provides that the personal liability of the Company’s directors and officers for monetary damages will be eliminated to the fullest extent permitted by Delaware law.

The Company intends to enter into indemnification agreements with the members of the Company’s board of directors and officers, each an “indemnitee.” Each indemnification agreement will require the Company to indemnify each indemnitee as described above. The Company also, among other things, intends to agree to advance costs and expenses subject to the condition that an indemnitee will reimburse the indemnitor for all amounts paid if a final judicial determination is made that the indemnitee is not entitled to be so indemnified under applicable law.

The indemnification provisions in the Company’s certificate of incorporation and by-laws and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Company also intends to procure directors’ and officers’ liability insurance effective upon the closing of this offering.

Item 15. Recent Sales of Unregistered Securities

Simple Agreement for Future Equity

In December 2018, we entered into Simple Agreement for Future Equity agreements (the “SAFE Financing”) with five accredited investors (“SAFE Investors”) pursuant to which we obtained funding for $535,000 in exchange for our agreement to issue the investors shares of preferred stock upon occurrence of a subsequent financing of preferred stock. In connection with the Series A preferred stock and Warrant Financings in March 2019, we issued 122,707 shares of Series A preferred stock and warrants to purchase 14,725 shares of Series A preferred stock to the Safe Investors pursuant to the Simple Agreement for Future Equity agreements entered into as part of the SAFE Financing.

Series A Preferred Stock and Warrant Financings

In connection with our offer and sale of shares of Series A preferred stock and warrants to purchase shares of Series A preferred stock, we have conducted three closings since January 1, 2017.

In March 2017, we sold 463,302 shares of Series A preferred stock to three accredited investors at a purchase price of $5.45 for aggregate cash proceeds of $2,525,000.

In March 2019, we sold 462,157 shares of Series A preferred stock for aggregate proceeds of approximately $2,385,000 to five accredited investors, of which $1,850,000 was paid in cash and $535,000 in the form of conversion pursuant to the SAFE Financing. In connection with the issuance of the Series A preferred stock in March 2019, we issued warrants to purchase an aggregate of 55,459 shares of Series A preferred stock at an initial exercise price of $5.45 per share.

In July 2019, we sold 196,414 shares of Series A preferred stock for aggregate proceeds of approximately $1,070,460 to ten accredited investors. In connection with the issuance of the Series A preferred stock, we issued warrants to purchase an aggregate of 23,572 shares of Series A preferred stock at an initial exercise price of $5.45 per share.

Conversion of Convertible Promissory Note

In March 2017, we issued an aggregate of 127,941 shares of Series A preferred stock at a conversion price of $2.34 per share to eleven accredited investors in connection with the conversion of outstanding convertible promissory notes previously issued by us in 2014 and 2015.

Options

In 2018, we granted options to purchase a total of 629,056 shares of common stock to eight option recipients in connection with services to the Company. In 2019, we granted options to purchase a total of 1,341 shares of common stock to one option recipient in connection with services to the Company. As of December 31, 2019, there were options to purchase 607,487 shares of common stock outstanding. The exercise price of the options is $1.03 per share. On January 14, 2020, Dr. Asaithambi exercised his options to purchase 50,460 shares of common stock in cash at an exercise price of $1.03 per share of common stock for an aggregate purchase price of $51,910.

In May 2020, we approved option awards to purchase a total of 306,743 shares of common stock to ten award recipients which will be granted upon the closing of this offering at an exercise price equal to the price per share of common stock sold in this offering.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit No.	Description
1.1 ***	Form of Underwriting Agreement
3.1.(i)*	Certificate of Conversion (Texas)
3.1.(ii)*	Certificate of Conversion (Delaware)
3.1.(iii)*	Certificate of Incorporation
3.1.(iv)***	Form of Certificate of Amendment to the Certificate of Incorporation
3.1.(v) ***	Form of Amended and Restated Certificate of Incorporation
3.1.(v)*	By-laws
4.1.(i)*	Form of Warrant (2014)
4.1.(ii)*	Form of Warrant (2017)
4.1.(iii)*	Form of Warrant (2019)
4.1.(iv)**	Form of Amendment to Series A Preferred Stock Warrant
4.2**	Specimen Stock Certificate evidencing shares of common stock
5.1	Opinion of Lewis Brisbois Bisgaard & Smith, LLP
10.1+*	Amended and Restated 2018 Equity Incentive Plan
10.2+*	Employment Agreement dated July 23, 2018 with Panna Sharma
10.3+	Amendment to Employment Agreement dated May 18, 2020 with Panna Sharma
10.4+ ***	Employment Agreement dated May 18, 2020 with David Margrave
10.5+*	Form of Indemnification Agreement
10.6*	Amended and Restated Investors’ Rights Agreement
10.7*	Amended and Restated Right of First Refusal and Co-Sale Agreement
10.8*	Amended and Restated Voting Agreement
10.9#*	Technology License Agreement dated January 15, 2015, with AF Chemicals, LLC
10.10#*	Drug License and Development Agreement dated as of May 23, 2015 with Oncology Venture A/S
10.11#*	Addendum to Drug License and Development Agreement with Oncology Venture A/S dated February 8, 2016
10.12#*	Amendment No. 2 to Drug License and Development Agreement with Oncology Venture A/S dated February 11, 2016
10.13#*	Assignment Agreement dated as of January 5, 2018 with BioNumerik Pharmaceuticals, Inc.
10.14#*	Addendum to Technology License Agreement dated February 8, 2016, with AF Chemicals, LLC
10.15 ***	Form of Lock-Up Agreement
10.16 ***	Employment Agreement dated May 18, 2020 with Kishor G Bhatia
14.1*	Code of Business Conduct and Ethics
21.1*	List of Subsidiary
23.1***	Consent of EisnerAmper LLP, independent registered public accounting firm
23.2	Consent of Lewis Brisbois Bisgaard & Smith, LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page).

*	Previously filed on April 16, 2020.

**	Previously filed on May 12, 2020.

***	Previously filed on May 19, 2020.

+	Indicates a management control or any compensatory plan, contract or arrangement.

#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the Mark) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 8, 2020.

Lantern Pharma Inc.

By:	/s/ Panna Sharma
Panna Sharma
Chief Executive Officer (Principal Executive Officer)

By:	/s/ David R. Margrave
David R. Margrave
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Panna Sharma	Chief Executive Officer, and President	June 8, 2020
Panna Sharma	(Principal Executive Officer)

/s/ David R. Margrave	Chief Financial Officer	June 8, 2020
David R. Margrave	(Principal Financial and Principal Accounting Officer)

*
Leslie W. Kreis, Jr.	Director	June 8, 2020

*
Donald J. Keyser	Chairman of the Board	June 8, 2020

*
David S. Silberstein	Director	June 8, 2020

*
Vijay Chandru	Director	June 8, 2020

*
Franklyn Prendergast	Director	June 8, 2020

*Pursuant to Power of Attorney

By:	/s/ Panna Sharma
Panna Sharma, Attorney-in-Fact